EXHIBIT 10.17


                              EMPLOYMENT AGREEMENT



                  AGREEMENT, made July 23, 1997, by and between RUSSELL-STANLEY HOLDINGS, INC., a Delaware corporation (the "Company"), and MARK E. DANIELS ("Executive").

                                    RECITALS


                   In connection with the sale (the "Sale") of Executive's equity interest in Container Management Services, Inc., a South Carolina corporation ("CMS"), to a subsidiary of the Company, and in order to induce Executive to serve as the Executive Vice President of the Company and to continue to serve as the President of CMS, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

                   Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

                   It is therefore hereby agreed by and between the parties as follows:

                                  I Employment.

                   1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the term hereof as its Executive Vice President and as President of CMS. In his capacity as Executive Vice President, Executive shall report to the Company's Chief Executive Officer and, in his capacity as President of CMS, Executive shall report to the Board of

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Directors of CMS (the "CMS Board").  As President of CMS,  Executive  shall have
the  customary  powers,   responsibilities  and  authorities  of  presidents  of
corporations of the size, type and nature of CMS, as it exists from time to time, and as are assigned by the CMS Board.

                   1.2 Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as the Company's Executive Vice President and as President of CMS commencing, for both positions, on the date of the closing (the "Closing Date") of the transaction contemplated in the Stock Purchase Agreement, dated as of July 1, 1997 by and among the Executive, R.E. Daniels, Mark E. Daniels Irrevocable Family Trust, R.E. Daniels Irrevocable Family Trust and the Company (the "Stock Purchase Agreement"), and agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith. Executive shall perform such duties and exercise such powers, commensurate with his position, as the Executive Vice President of the Company as the Company's Chief Executive Officer shall from time to time delegate to him on such terms and conditions and subject to such restrictions as such Chief Executive Officer may reasonably from time to time impose. Executive shall also perform such duties and exercise such powers, commensurate with his position, as the President of CMS as the CMS Board shall from time to time delegate to him on such terms and conditions and subject to such restrictions as such CMS Board may reasonably from time to time impose. Notwithstanding the foregoing, the Company agrees that the Executive shall be employed within 50 miles of Greenville, South Carolina and may transfer the Executive to a location more than 50 miles away from Greenville, South Carolina only with the Executive's prior written consent. The refusal of the Executive to relocate the place of his employment more than 50 miles from Greenville, South Carolina shall not be deemed as an action allowing the Company to discharge the Executive for Cause.

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                   1.3 Nothing in this Agreement shall preclude Executive from engaging, so long as in the reasonable determination of the Company's Board of Directors (the "Board") such activities do not materially interfere with his duties and responsibilities hereunder, in charitable and community affairs or from managing any passive investment made by him.

                   1.4 The Company shall cause the Executive to be elected to the CMS Board and Vestar Capital Partners III, L.P. shall vote its stock of the Company in favor of electing Executive to the Board, in each case so long as Executive is the President of CMS. Executive agrees that he shall accept such elections and shall receive $25,000 per annum, in the aggregate, for his service on such boards.

                             II Term of Employment.

                  Executive's term of employment under this Agreement shall commence on the Closing Date and, subject to the terms hereof, shall terminate on the earlier of (i) the third anniversary of the Closing Date (the "Termination Date") or (ii) the termination of Executive's employment pursuant to this Agreement; provided, however, that any termination of employment by Executive (other than for death or Permanent Disability) may only be made upon 90 days prior written notice to the Company; provided, further, that this Agreement will be automatically renewed and the term extended for additional one-year periods commencing on the third anniversary of the Closing Date, and on each anniversary date thereafter, unless the Company or Executive provides 60 days' prior written notice in accordance with Section 9 before the end of such initial term or any such one-year renewal term (any reference to the "Term" of this Agreement will include the initial term and any renewal thereof).

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                                III Compensation.

                   3.1 Salary. The Company shall pay Executive a base salary ("Base Salary") at the rate of $225,000 per annum for the period commencing on the beginning of Executive's term of employment hereunder and ending on the Termination Date. The Base Salary shall be payable in accordance with the ordinary payroll practices of the Company or CMS. Any increase in Base Salary shall be in the discretion of the Board and, as so increased, shall constitute "Base Salary" hereunder. Base Salary may not be reduced below $225,000 except in connection with a general salary reduction program affecting senior executives of the Company.

                   3.2 Annual Bonus. In addition to his Base Salary, Executive shall be paid an annual bonus (the "Bonus") during the term of his employment hereunder with a target amount equal to 50% of Base Salary (the "Target Bonus") based on performance criteria determined by the Board in its sole discretion on a basis consistent with the methadology used for other members of senior management.

                   3.3 Compensation Plans and Programs. Executive shall be eligible to participate in any compensation plan or program maintained by the Company in which other senior executives of the Company participate on terms comparable to those applicable to such other senior executives.

                             IV Employee Benefits.

                   4.1 Employee Benefit Programs, Plans and Practices. The Company shall provide Executive during the term of his employment hereunder with coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with his positions in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company makes available to its senior executives.

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                   4.2 Vacation and Fringe Benefits. Executive shall be entitled to vacation time commensurate with that which the Company makes available to other similarly situated senior executives. In addition, Executive shall be entitled to: a) the lease of a Chevrolet Suburban or equivalent automobile and the expenses associated with driving and maintaining the vehicle, including insurance and a cellular telephone, will be covered by the Company's automobile policy, and b) annual dues and expenses (together not to exceed $12,000.00) relating to Executive's membership at the Greenville Country Club. Executive shall also be entitled to the other perquisites and fringe benefits made available to senior executives of the Company, commensurate with his position with the Company.

                                  V Expenses.

                  Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company's policy) accounts of such expenditures.

                         VI Termination of Employment.

                   6.1 (a) Termination Not for Cause. The Company may terminate Executive's employment at any time for any reason. If Executive's employment is terminated by the Company other than for Cause (as defined in Section 6.4 hereof) or as a result of Executive's death or Permanent Disability (as defined in Section 6.2 hereof) prior to the Termination Date, Executive shall receive such payments, if any, under applicable plans or programs, including but not limited to those referred to in Section 3.3 hereof, to which he is entitled pursuant to the terms of such plans or programs. In addition, Executive shall be entitled to receive an amount (the

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"Termination  Amount")  in lieu of any Bonus in respect of all or any portion of the fiscal year in which such termination occurs and any other cash compensation (other than the Compensation Payment referred to below), which Termination Amount shall be payable in twelve monthly installments at the beginning of each month following such termination of employment. The Termination Amount shall consist of the sum of: a) one-year's Base Salary (at its then current rate), and
b) the product of (i) Executive's Bonus for the fiscal year ended prior to Executive's termination of employment, multiplied by (ii) a fraction, the numerator of which is the number of days passed in the current fiscal year prior to Executive's termination and the denominator of which is 365. In addition, Executive shall be entitled to receive a cash lump sum payment in respect of compensation earned but not yet paid (including any deferred Bonus payments) (the "Compensation Payment"), and to continued coverage for 12 months under any employee medical, disability and life insurance plans in accordance with the respective terms thereof.

                   (b) The Compensation Payment shall be paid by the Company to Executive within 30 days after the termination of Executive's employment by check payable to the order of Executive or by wire transfer to an account specified by Executive.

                   6.2 Permanent Disability. If the Executive becomes totally and permanently disabled (as defined in the Company's Long-Term Disability Benefit Plan applicable to executive officers as in effect on the date hereof) ("Permanent Disability"), the Company or Executive may terminate Executive's employment on written notice thereof, and Executive shall receive or commence receiving, as soon as practicable:

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                   (i) amounts payable pursuant to the terms of a disability
insurance policy or similar arrangement which the Company maintains during the term hereof;

                   (ii) the Target Bonus in respect of the fiscal year in which his termination occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until termination and the denominator of which is 365;

                   (iii) the Compensation Payment; and

                   (iv) such payments under applicable plans or programs, including but not limited to those referred to in Section 3.3 hereof, to which he is entitled pursuant to the terms of such plans or programs.

                   6.3 Death. In the event of Executive's death during the term of his employment hereunder, Executive's estate or designated beneficiaries shall receive or commence receiving, as soon as practicable:

                   (i) the Target Bonus in respect of the fiscal year in which his death occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until his death and the denominator of which is 365;

                   (ii) any death benefits provided under the employee benefit programs, plans and practices referred to in Section 4.1 hereof, in accordance with their terms;

                   (iii) the Compensation Payment; and

                   (iv) such payments under applicable plans or programs, including but not limited to those referred to in Section 3.3 hereof, to which Executive's estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

                   6.4 Voluntary Termination by Executive; Discharge for Cause.
(a) The Company shall have the right to terminate the employment of Executive for Cause. In the event that Executive's employment is terminated by the Company for Cause, as hereinafter defined, or by Executive other than as a result of the Executive's Permanent Disability or death, prior to the Termination Date, Executive shall only be entitled to receive the Compensation Payment. Executive shall not be entitled, among other things, to the payment of any Bonus in respect of all or any portion of the fiscal year in which such termination occurs. After the termination of Executive's employment under this Section 6.4, the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to Executive

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shall thereupon cease and terminate.

                   (b) As used herein, the term "Cause" shall be limited to (i) willful malfeasance or willful misconduct by Executive in connection with his employment, (ii) continuing refusal by Executive to perform his duties hereunder or any lawful direction of the Board of Directors of the Company as required under Section 1.2, after notice of any such refusal to perform such duties or direction was given to Executive, (iii) any breach of the provisions of Section 13 of this Agreement by Executive or any other material breach of this Agreement by Executive or (iv) the commission by Executive of (a) any felony or (b) a misdemeanor involving moral turpitude. Termination of Executive pursuant to this
Section 6.4 shall be made by delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Directors at a meeting of the Board of Directors of the Company called and held for the purpose (after 30 days prior written notice to Executive and reasonable opportunity for Executive to be heard before the Board prior to such vote), finding that in the reasonable judgment of such Board, Executive was guilty of conduct set forth in any of clauses (i) through (iv) above and specifying the particulars thereof.

                   VII Stock Arrangements.

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                  Executive  and the Company  shall  enter into a  Non-Qualified
Option Agreement, substantially in the form attached hereto as Exhibit A.

                   VIII Mitigation of Damages.

                   Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his employment hereunder.

                   IX Notices.

                   All notices or communications hereunder shall be in writing, addressed as follows:

                  To the Company:

                           c/o Russell-Stanley Corp.
                           230 Half Mile Road
                           Red Bank, NJ 07701
                           Attn: Chief Executive Officer

                  with a copy to:

                           Alvin H. Brown, Esq.
                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York  10017

                  To Executive:

                           Mr. Mark E. Daniels
                           c/o Container Management Services, Inc.
                           P.O. Box 1148
                           1071 Holland Road
                           Simpsonville, South Carolina 29681

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                  with a copy to:

                           Richard Few, Esq.
                           Leatherwood Walker Todd & Mann P.C.
                           100 East Coffee Street
                           P.O. Box 87
                           Greenville, South Carolina 29602


Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

                   X Separability; Legal Fees.

                   If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

                   XI Assignment.

                  This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

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                   XII Amendment.

                   This Agreement may only be amended by written agreement of the parties hereto.

                   XIII Nondisclosure of Confidential Information; Non-Competition.

                   (a) Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 13(a), "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company, CMS and their respective affiliates or customers, that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).

                   (b) Given Executive's role in the Sale, during the longer of
(i) the period of his employment hereunder and one year thereafter or (ii) 5 years from the date of this Agreement, Executive agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with the business of the Company, CMS, or any of their respective subsidiaries (the

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"Restricted Group") and (B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or hire any person who has been employed by the Restricted Group at any time during the 12 months immediately preceding such solicitation.

                   (c) For purposes of this Section 13, a business shall be deemed to be in competition with the Restricted Group if it is involved in the purchase, sale, lease, management of or other dealing in any property or the rendering of any service purchased, sold, leased, managed, dealt in or rendered by any member of the Restricted Group as a part of the business of that member of the Restricted Group. Nothing in this Section 13 shall be construed so as to preclude Executive from investing in any company, provided Executive's beneficial ownership of any class of such company's securities does not exceed 1% of the outstanding securities of such class (although the limitations in Section 1.3 will still apply).

                   (d) Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to modify such provision or provisions of this covenant to the extent the court determines such restraint is not reasonable and to enforce the covenant as so amended. Executive agrees that any breach of the covenants contained in this
Section 13 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement

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and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

                   XIV Beneficiaries; References.

                  Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

                   XV Survivorship.

                  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this
Section 15 are in addition to the survivorship provisions of any other section of this Agreement.

                   XVI Governing Law.

                  This Agreement shall be construed under and governed by the laws of the State of New York applicable to contracts made and to be performed therein.

                   XVII Effect on Prior Agreements.

                  This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company and Executive

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regarding  the  subject  matter  hereof  other  than  the  Non-Qualified  Option
Agreement referred to in Section 7 hereof.

                   XVIII Withholding.

                  The Company shall be entitled to withhold from payment any amount of withholding required by law.

                   XIX Counterparts.

                  This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

RUSSELL-STANLEY HOLDINGS, INC.



                                            By /s/ Daniel W. Miller
                                            Name:  Daniel W. Miller
                                            Title:  Senior Vice President & CFO


/s/ Mark E. Daniels
MARK E. DANIELS

With respect to Section 1.4 only, VESTAR CAPITAL PARTNERS III, L.P.

By:  VESTAR ASSOCIATES III, L.P.
Its:  General Partner

By:  VESTAR ASSOCIATES CORPORATION III
Its:  General Partner


                                            By /s/ Robert L. Rosner
                                            Name: Robert L. Rosner
                                            Title: Managing Director